Exhibit 99.1
For immediate release
TRICO MARINE GROUP AWARDED $50 MILLION IN CONTRACTS
THE WOODLANDS, TX, September 9, 2009 /PRIMENEWSWIRE/ — Trico Marine Services, Inc. (NASDAQ: TRMA - News) (the “Company” or “Trico”) today announced new contract awards representing $50 million in value, approximately $35 million of which are new subsea contract awards for projects in Norway, Mexico, and the United States.
In the Company’s Towing and Supply division, contract awards include securing term work in Brazil for an anchor handler, reducing Trico’s North Sea spot market exposure. Contracts awarded for the Company’s Subsea Services and Subsea Protection divisions (primarily DeepOcean and CTC Marine) include the following types of services:
•	Decommissioning project in the North Sea involving surveys and drill cutting repositioning using DeepOcean’s ROVs;

•	One year additional IMR work through September 2010 for one of the main contractors for PEMEX in Mexico;

•	Providing ROV support for the end customer StatoilHydro in the North Sea; and

•	Performing cable lay and trenching for a customer in the United States.
Mr. Compofelice, Chairman and Chief Executive Officer of Trico, commented, “These contract awards show the strength of our subsea services and subsea protection businesses worldwide. Subsea volume growth and pricing remain steady. We continue to win contract awards directly or indirectly for national oil companies in the international arena. For the rest of 2009, we expect good utilization and margins in our subsea services segments.”
“In addition,” he added, “we believe our advanced subsea capabilities will continue to differentiate us from our competitors on a global basis. Together with another service provider, we recently performed the deepest hot-tap into a live pipeline on the Ormen Lange field in Norway. The hot-tap was done with an ROV and a special remotely operated hot-tap tool and was completed under one of our IMR frame contracts with StatoilHydro. We expect to secure similar projects built around advanced subsea technologies in the future.”
Market Outlook
The Company anticipates third quarter 2009 revenues, earnings and utilization for the Subsea divisions to be consistent with those of the second quarter of 2009. The Towing and Supply division revenues, earnings and utilization are expected to be below the second quarter results (principally in West Africa), but are expected to improve in the fourth quarter. The Company anticipates revenues for the third quarter to be in excess of $170 million with adjusted EBITDA to be in the range of $24 million to $29 million.
About Trico Marine Group
The Trico Marine Group is an integrated provider of subsea, trenching and marine support vessels and services. Trico’s Towing and Supply division provides a broad range of marine support services to the oil and gas industry through use of its diversified fleet of vessels including the transportation of drilling materials, supplies and crews to drilling rigs and other offshore facilities; towing drilling rigs and equipment, and support for the construction, installation, repair and maintenance of offshore facilities. Trico’s Subsea Services and Subsea Protection divisions control a well equipped fleet of vessels and operate a fleet of modern ROVs and trenching and other subsea protection equipment. Trico Marine Services, Inc. is headquartered in The Woodlands, Texas and has a global presence with operations in the North Sea, West Africa, Mexico, Brazil and Southeast Asia as well as the Gulf of Mexico.
For more information about Trico Marine Services, Inc. visit us on the web at www.tricomarine.com.
Certain statements in this press release that are not historical fact may be “forward looking statements.” Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors involving risks and uncertainties beyond the control of the Company that could cause actual events to differ materially from those expressed or implied by such forward-looking statements. A description of risks and uncertainties relating to Trico Marine Services, Inc. and its industry and other factors, which could affect the Company’s results of operations or financial condition, are included in the Company’s Securities and Exchange Commission filings. Trico undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this report.
Contact info:
Geoff Jones
VP & Chief Financial Officer
(713) 780-9926